THE MADISON SQUARE GARDEN COMPANY
ACQUIRES 12 PERCENT STAKE IN TOWNSQUARE

Greenwich, CT and New York, NY - August 17, 2016 - Townsquare Media, Inc. (NYSE: TSQ) ("Townsquare") and The Madison Square Garden Company (NYSE: MSG) ("MSG") announced today that MSG has acquired an approximately 12 percent common equity stake in Townsquare, a leading media, entertainment and digital marketing solutions company.

"We are thrilled that MSG has elected to become a shareholder of our Company, and we look forward to collaborating with them in the future. MSG is a leading provider of live entertainment with world-class venues and there is no doubt that we will benefit from having their support," said Steven Price, Townsquare Chairman and CEO.

David O'Connor, president and CEO of The Madison Square Garden Company, commented, “Using its diversified portfolio of radio stations, digital assets and live events, Townsquare creates compelling content that brings people together and builds communities. We understand and share their belief in the value of exceptional, live experiences, and look forward to working together through this new partnership -- which is another opportunity that our partner, Irving Azoff, brought to our attention -to drive additional value and growth for both businesses.”

“I have had the opportunity to work with Steven and the Townsquare team closely this past year. These guys really excel and are a perfect complement to what we are building at Azoff MSG Entertainment. When this opportunity presented itself, my partners at MSG enthusiastically invested.  I look forward to deepening our relationship and working on both existing and new projects with Townsquare and MSG,” said Irving Azoff, chairman and CEO of Azoff MSG Entertainment.

MSG and Townsquare will seek to utilize their shared experience in music and live events to explore bookings, sponsorship and marketing opportunities, as well as the potential expansion of Townsquare’s live offerings. MSG’s investment in Townsquare will also provide MSG with additional insight into the festival business, which MSG has been exploring as part of its larger goal to strengthen and expand its position in the live experience space.

In addition to owning local market-leading radio stations in 66 markets and digital media assets that reach more than 60 million unique visitors per month, Townsquare’s live offerings include approximately 550 events in the U.S. and Canada that attract nearly 18 million attendees each year. These national, regional and local events include acclaimed music festivals such as Mountain Jam, WE Fest and the Taste of Country Music Festival; and unique lifestyle and entertainment events such as the America on Tap craft beer festival series, as well as fairs and festivals through Townsquare’s ownership of North American Midway Entertainment, North America's largest mobile amusement company.

MSG’s live experience offerings include world-class venues, original productions and professional sports teams, along with live festivals through its controlling interest in Boston Calling Events, LLC, the owner and operator of New England’s premier Boston Calling Music Festival, and its 50 percent ownership of Tribeca Enterprises, best known for the acclaimed Tribeca Film Festival.

MSG purchased approximately 3.2 million shares of GE Capital's Class C Common Stock in a private transaction, which represents an approximately 12% common equity interest in Townsquare, inclusive of outstanding warrants. Upon closing, this stock immediately converted to Class A shares. Townsquare did not receive any proceeds from this transaction. Additional information may be found in the Form 8-K that will be filed by Townsquare with the U.S.

Securities and Exchange Commission. In addition to MSG’s share purchase, Townsquare’s Chairman and CEO, Steven Price is purchasing 50,000 shares of GE Capital’s Class C Common Stock, which will also convert to Class A shares.

Irving Azoff is an American entertainment executive and personal manager, representing recording artists and entertainers such as Christina Aguilera, Eagles, John Mayer, Gwen Stefani, Van Halen, Thirty Seconds to Mars, Steely Dan, Chelsea Handler and Lindsey Buckingham of Fleetwood Mac. Since September 2013, he has been chairman and CEO of Azoff MSG Entertainment, a venture with The Madison Square Garden Company. Prior to this, he served as chairman and CEO of Ticketmaster Entertainment and was Executive Chairman of Live Nation Entertainment and CEO of Front Line Management.

About Townsquare Media. Inc.
Townsquare is a media, entertainment and digital marketing solutions company principally focused on small and mid-sized markets across the U.S. Our assets include 310 radio stations and more than 325 local websites in 66 U.S. markets, a digital marketing solutions company serving approximately 9,400 small to medium sized businesses, approximately 550 live events with nearly 18 million attendees each year in the U.S. and Canada, and one of the largest digital advertising networks focused on music and entertainment reaching more than 60 million unique visitors each month. Our brands include iconic local media assets such as WYRK, KLAQ, K2 and NJ101.5; acclaimed music festivals such as Mountain Jam, WE Fest and the Taste of Country Music Festival; unique touring lifestyle and entertainment events such as the America on Tap craft beer festival series, the Insane Inflatable 5K obstacle race series and North American Midway Entertainment, North America's largest mobile amusement company; and leading tastemaker music and entertainment owned and affiliated websites such as XXL.com,TasteofCountry.com, Loudwire.com, JustJared.com and BrooklynVegan.com. For additional information, please visit www.townsquaremedia.com.

About The Madison Square Garden Company
The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment that presents or hosts a broad array of world-class events - including concerts, sporting events, family shows and special events - in an unparalleled mix of celebrated venues that span four of the nation’s largest entertainment markets. Those venues are: New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; The Chicago Theatre; and the Wang Theatre in Boston. In addition, MSG has a diverse collection of properties that includes some of the most widely-recognized sports franchises: the New York Knicks (NBA), the New York Rangers (NHL) and the New York Liberty (WNBA), along with two development league teams -- the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL).  The Company also features popular original entertainment productions -- the Christmas Spectacular and New York Spectacular - both starring the Radio City Rockettes, and through Boston Calling Events, produces outdoor festivals, including New England’s premier Boston Calling Music Festival.   More information is available at www.themadisonsquaregardencompany.com

Contacts

Townsquare Media, Inc. Claire Yenicay (203) 861-0900 claire@townsquaremedia.com	The Madison Square Garden Company Kimberly Kerns (212) 465-6442 Kimberly.kerns@msg.com

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